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Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED
S.E.C. REDACTED COPY

Confidential Portion Indicated by "[***]"

FIRST AMENDMENT TO SUPPLY AGREEMENT
BETWEEN
BANNER PHARMACAPS INC.
AND
FIRST HORIZON PHARMACEUTICAL CORPORATION
AS ASSIGNEE OF
SANOFI-SYNTHELABO INC.

        THIS FIRST AMENDMENT TO SUPPLY AGREEMENT (the "Amendment") is entered into as of the 1st day of January 2003 by and between Banner Pharmacaps Inc., a Delaware Corporation ("Banner"), and First Horizon Pharmaceutical Corporation, as Delaware Corporation ("First Horizon").

WITNESSETH:

        WHEREAS, Banner and Sanofi-Synthelabo Inc. ("Sanofi" or SaSy") entered into that certain Supply Agreement dated as of March 3rd, 2001 (the "Supply Agreement");

        WHEREAS, in connection with First Horizon acquiring all Sanofi's rights, title and interest in certain prescription prenatal vitamin products, Sanofi assigned its rights under the Supply Agreement to First Horizon pursuant to that certain Assignment and Assumption and Consent Agreement dated August 20th, 2001; and

        WHEREAS, Banner and First Horizon wish to amend the Supply Agreement:

        NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting the terms and conditions of this Amendment, Banner and First Horizon, intending to be bound, hereby agree as follows:

A.
Incorporation of Terms

  All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Supply Agreement. To the extent any terms and provisions of the Supply Agreement are inconsistent with the amendments set forth in Section B below, such terms and provisions shall be deemed superceded hereby. Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall continue to be binding on the Parties hereto.

CONFIDENTIAL PORTION INDICATED BY "[***]"

B.
Amendment of the Supply Agreement

1.
Section 2.3 (Exclusivity) shall be amended by inserting the following after the second sentence which ends with "term of this Agreement":

    "During the term of this Agreement, subject to the conditions set forth below, Banner agrees not to manufacture (either for itself or a third party), a prescription prenatal vitamin product for sale or distribution within the United States which (i) uses any of the following Pantone® colors: 247C, 248C, 249C, 253C, 254C and 255C, or (ii) has enrobing containing the two colors to be mutually agreed upon in writing by Banner and SaSy."

  2.
  Section 2.3(a) shall be amended by replacing "[***] million" with "[***] million".

  3.
  Section 3.1 (Pricing) shall be replaced with: "Pricing for the Product shall be [$***] per 1.000 units, subject to adjustment pursuant to Section 3.2(a). Pricing for any Products other than the Prenate™ brand Product shall be subject to agreement by the parties."

  4.
  Section 3.6.1 shall be replaced with:

    "For Calendar Year 2003 and subsequent years during the term of this Agreement, including any extension, SaSy shall pay to Banner annually a royalty as a percentage of Net Sales as set forth in the schedule below:

For Net Sales	Royalty
from $0 to $10 million	[***%]
greater than $10 million & less than or equal to $15 million	[***%]
greater than $15 million	[***%]

    For example, if Net Sales in Calendar Year 2003 were $23 million, the royalty for Calendar Year 2003 would be $[***] calculated as follows: ($10 million × [***%]) + ($5 million × [***%])  + ($8 million × [***%]).

    By forty-five (45) days after the end of each calendar quarter of a Calendar Year, SaSy shall make a payment to Banner to be applied toward the royalty owed for such Calendar Year as follows. Each such quarterly payment shall be determined by: (i) annualizing the Net Sales in the Calendar Year through the end of the last calendar quarter; (ii) determining the amount of royalty due per the schedule above; (iii) dividing that amount by four (4) and multiplying the quotient by the number of calendar quarters that have ensued in the Calendar Year, and (iv) deducting from the product arrived at in (iii) the amount of any quarterly royalty payments already paid for that Calendar Year. In any event, a reconciliation or "true-up" shall occur in connection with the final royalty payment, if any, of each Calendar Year such that the net amount of all royalty payments made for the Calendar Year equals the royalty arrived pursuant to the schedule above based on Net Sales throughout the entire Calendar Year.

    If the annual royalty payable to Banner as required above is less than [$***], First Horizon shall pay Banner the "shortfall" such that for each Calendar Year, the royalty plus any "shortfall" shall be at least [$***].

    As used in this Section 3.6, "Net Sales" shall mean amounts invoiced for sales of the Products by SaSy, its affiliates and sublicensees to third parties in the United States, but deducting the following where allowed based on Generally Accepted Accounting Principles: packing; freight; customary and reasonable rebates, chargebacks, sales returns, allowances and trade discounts; and any sales tax payable.

    SaSy shall keep accurate books and records in accordance with generally accepted accounting principles showing all information required to calculate the amounts payable under this Section 3.6.1. Such books and records will be preserved for at least three (3) years from the date of the payment to which they relate."

5.
Section 3.6.2 shall be amended by replacing each instance of "Gross Sales" with "Net Sales".

6.
Section 12.5(iii) shall be replaced with: "Products shall be gelatin enrobed using the patented "Soflet® technology which is described by U.S. Patents 5,146,730; 5,459,983; and 6,482,516."

7.
Appendix A shall be replaced with following:

    "Banner agrees to the Cores being the solid caplet and/or tablet dosage form(s) provided or to be provided by First Horizon meeting such Specifications as are agreed by the parties. It is understood First Horizon may change the ingredient mix of the Cores. Banner shall agree to such change so long as there are no safety concerns, it is feasible to enrobe such Cores and Banner's cost to do so is not more than its cost to enrobe the Cores that Banner initially enrobed for First Horizon hereunder. If the cost is more, Banner shall give advance notice to First Horizon and if First Horizon elects to proceed with enrobement, then First Horizon shall pay Banner any such incremental cost.

C.
Effectuation

  The amendments to the Supply Agreement contemplated by this Amendment shall be deemed effective as of the date hereof without any further action required by the parties hereto.

D.
Counterparts

  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. One or more counterparts of this Amendment may be delivered by facsimile, and delivery by such means shall have the same effect as delivery of an original counterpart hereof.

        Executed as of this            day of                        , 2003.

BANNER PHARMACAPS INC.		FIRST HORIZON PHARMACEUTICAL CORPORATION

BY:	/s/	BY:	/s/
ITS:	/s/	ITS:	/s/

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FIRST AMENDMENT TO SUPPLY AGREEMENT BETWEEN BANNER PHARMACAPS INC. AND FIRST HORIZON PHARMACEUTICAL CORPORATION AS ASSIGNEE OF SANOFI-SYNTHELABO INC.